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Exhibit 10-u





                             ADC TELECOMMUNICATIONS, INC.
                          EXECUTIVE INCENTIVE EXCHANGE PLAN
                                   FISCAL YEAR 1998

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                             ADC TELECOMMUNICATIONS, INC.
                          EXECUTIVE INCENTIVE EXCHANGE PLAN
                                   FISCAL YEAR 1998


I.    PLAN NAME AND EFFECTIVE DATE

The name of this Plan is the ADC Telecommunications, Inc. ("Company") Executive Incentive Exchange Plan - Fiscal Year 1998 ("FY 1998"), effective November 1, 1997 through October 31, 1998.

II.   PURPOSE

The purpose of the Plan is to provide exceptional rewards for exceptional performance of eligible executives, align executive rewards with shareholder interests, and provide an incentive for retention.

III.  ADMINISTRATION

This Plan will be administered by the same Committee ("Committee") appointed and authorized by the Company's Board of Directors to administer the Company's 1991 Stock Incentive Plan. The Committee is authorized to make all decisions as required in administration of the Plan and to exercise its discretion to define, interpret, construe, apply, and make any exceptions to the terms of the Plan.

IV.   STOCK OPTION ISSUANCE

All stock options issued under this Plan will be granted under the Company's 1991 Stock Incentive Plan and/or its successor plans.

V.    ELIGIBILITY

The Committee will establish rules of eligibility for participation in the Plan in accordance with the 1991 Stock Incentive Plan and determine eligibility in accordance with those rules. Eligibility is limited to those Corporate and Divisional Vice Presidents in salary grade 19 or above who receive approval from the Chief Executive Officer for participation in the Fiscal Year Plan. A limited number of selected additional executives may be included also as approved by the Chief Executive Officer. All Plan participants must also be participants under the Company's Management Incentive Plan ("MIP").

VI.   PLAN GOALS AND ACHIEVEMENT

All goals and objectives under this Plan shall be identical to the goals and objectives stated in each participant's MIP. Total payouts are calculated in the same fashion as payouts made under the applicable MIP.

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VII.  EXCHANGE ELECTION

Prior to the beginning of FY 1998, participants may irrevocably elect to exchange up to 50% of their FY 1998 MIP award for options to purchase common stock of the Company. Such elections may be made in 10% increments up to a maximum of 50% of the cash MIP award. Participants hired or promoted into a position eligible for this Plan during FY 1998 may make this election up to 30 days following the date of hire or promotion. No election may be made after May 1, 1998 by new hires or newly promoted eligible participants. No exchange will be made if the portion elected for exchange is less than One Hundred Dollars ($100.00).

VIII. EXCHANGE DATE

Exchanges made under this Plan will be made as soon as administratively feasible following the close of FY 1998 and as soon as MIP awards are approved. The exchange date will be the same day as the MIP awards are approved. For purposes of this document, the terms exchange date and grant date are synonymous.

IX.   EXCHANGE CALCULATION

The MIP award that will be used to calculate the exchange to options will be the incentive amount eligible to be paid for the fiscal year excluding any amounts allocated to bonus bank accounts as defined in the Management Incentive Plan.

The dollar amount of the MIP award elected to be exchanged will first be multiplied by an exchange factor ("Factor") of six (6). This amount is then divided by the Black-Scholes value of an option to purchase one share of ADC common stock on the last day of FY 1997 to determine the number of option shares to be received by the participant.

This Black-Scholes value will reflect the vesting characteristics of the options to be granted under this Plan and other characteristics as appropriate, and as such may differ from the Black-Scholes value applied for other options granted under other Company plans. The final number of shares will be rounded down if necessary to the nearest whole share.

This exchange causes payment of the MIP cash incentive amount exchanged to be forfeited, except as described under Section XIII.

X.    NATURE OF OPTIONS TO BE GRANTED

All options granted under this Plan will be nonqualified stock options, that are not "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

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XI.   TERM AND VESTING OF OPTIONS

All options granted under this Plan will have a term and method of exercise as determined by the Committee. The term will be 10 years from the date of exchange or grant. Options will vest in three (3) equal annual installments, beginning one (1) year after the grant date.

XII.  EXERCISE PRICE OF OPTIONS

The exercise price of the stock options granted under this plan will be the Fair Market Value of the Company's common stock on the last business day of the fiscal year and be determined in accordance with the 1991 Stock Incentive Plan.

XIII. EFFECT OF CHANGE IN EMPLOYMENT STATUS ON CURRENT YEAR ELECTIONS (CHANGES DURING THE PLAN YEAR)

A. VOLUNTARY RESIGNATION OR INVOLUNTARY TERMINATION. A participant who voluntarily resigns employment or who is terminated involuntarily, except as defined under paragraph B below, prior to the end of FY 1998 will relinquish all rights to the grant of any stock option under this plan.

B. TERMINATION OF EMPLOYMENT BASED UPON JOB ELIMINATION. Subject to the approval of the Committee, a participant who is involuntarily terminated because of a job elimination may receive a cash equivalent calculated in the same fashion as the applicable pro-rata cash MIP payment would be made (not subject to the Factor), provided at least three months was served in the eligible position.

C. CHANGE IN JOB STATUS BASED UPON A PROMOTION/DEMOTION. A participant who is demoted from an eligible position under this Plan to an ineligible position will exchange the pro-rata portion of cash MIP award that is calculated according to the time served in the eligible position during FY 1998, provided at least three months was served in the eligible position. A participant who is promoted into an eligible position under this Plan will be provided the opportunity to exchange the pro-rata MIP award that is calculated according to the time served in the eligible position under this Plan during FY 1998, as provided in Section VII of this document, based upon the exchange percentage elected by the participant.

D. DEATH. If a participant dies during FY 1998, the participant's heirs as determined by will or applicable laws of descent and distribution will have no right to receive any stock options under this plan. Heirs will receive instead the cash equivalent of the pro-rata MIP award that is calculated according to the MIP Plan, but not subject to the Factor.

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XIV.  EFFECT OF CHANGE IN EMPLOYMENT STATUS OCCURRING AFTER FY 1998 ON
      EXCHANGES MADE IN FY 1998

All stock options already awarded under this Plan will vest fully upon a participant's death, disability, or voluntary retirement. For purposes of this Plan, retirement from the Company shall be defined as having attained age 55 with 10 years of service with the Company ("early retirement"), or age 65 with 5 years of service with the Company ("normal retirement").

If a participant terminates for any other reason, termination provisions will be applied. For each grant or exchange already made, if the participant terminates prior to the vesting of the first one third of the options, all options and the MIP cash equivalent amount will be immediately forfeited. If the participant terminates after the first one third of the options have vested, all vested options will remain exercisable for a period of one (1) year. All unvested options will be forfeited, and no cash equivalent will be provided.

XV.   EFFECT OF CHANGE IN CONTROL ON EXCHANGES ALREADY MADE

In the event of a change in control of the Company as referenced in stock option agreements issued pursuant to this Plan, all unvested options will immediately vest in full.